UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 (Amendment No.               )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

FINANCIAL INSTITUTIONS, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER INVESTMENTS, L.L.C. TERRELL T. PHILEN, JR. JOHNNY GUERRY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Clover Partners, L.P.

A copy of a news article is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  The Participants (as defined below) are not affiliated with the publication or the author of the news article, and do not endorse or make any representations or warranties concerning the news article.  The consent of the author and the publication to file the news article under Rule 14a-12 was neither sought nor obtained.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Terrell T. Philen, Jr. as nominees to the board of directors of Financial Institutions, Inc. (the “Company”) and intend to solicit votes for the election of Mr. Guerry and Mr. Philen as members of the board.   MHC Mutual Conversion Fund, L.P. will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Philen at the Company’s 2016 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the participants in the solicitation, Mr. Guerry and Mr. Philen, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by MHC Mutual Conversion Fund, L.P. with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund.

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons (the “Participants”): MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Johnny Guerry and Terrell T. Philen, Jr.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the attached Notice of Intent to Nominate Directors and Submit Nominees for Election that MHC Mutual Conversion Fund, L.P. sent to the Company on April 1, 2016, which is attached hereto.

The Buffalo New
April 15, 2016

Activist shareholder fires back at Five Star
BY:  Matt Glynn

Activist shareholder Johnny Guerry lashed out at leaders of Five Star Bank’s parent company over how they rebuffed his interest in a board seat and made a counteroffer to avoid a proxy fight.

Guerry, 34, managing partner of Texas-based Clover Partners, and Terry Philen, a Texas businessman, are seeking seats on Financial Institutions’ board, challenging the Warsaw-based bank’s preferred candidates. Four seats on the 11-member board are up for election at the annual shareholders meeting, set for June 3. The bank is urging its shareholders not to vote for Guerry and Philen.

In a letter to Martin K. Birmingham, Financial Institutions’ president and CEO, Guerry criticized how the bank handled his effort to join the board and said he and Philen would benefit Financial Institutions by serving as directors. Guerry caused a stir in a December letter in which he called for the bank to stop making acquisitions and put itself up for sale.

Guerry said he had previously talked to the bank about nominating him as an additional director for election, which would involve expanding the board by one seat. None of the board’s “handpicked” directors would have lost their seats.

Instead, he said, the board rejected his candidacy in late March after an “exhaustive six-week process.” He said the nominating committee “settled on the reasoning that in December of 2015 I made a statement that a sale of the bank might be in the best interest of shareholders.”

“They believed that this statement could scare off customers should I be added to the board,” he wrote. “It is ridiculous that your committee spent six weeks evaluating my candidacy only to arrive at such a feeble reason.”

Guerry said if the committee felt that was a legitimate concern, “it should have been contemplated before the process even started, and the entire evaluation process appears to be nothing more than a disingenuous attempt to make shareholders believe (Financial Institutions) went through a good-faith vetting process.”

Financial Institutions declined to comment on Guerry’s letter.

The bank in an April 8 regulatory filing said it considered Guerry for a seat but determined he lacked the qualifications, citing his lack of experience working for a bank and his limited public company board experience. Guerry said that was the first time he had heard the bank raise those concerns, and he questioned why the nominating committee took so long to reject his candidacy if it felt he was unqualified. He suggested the bank may have dragged out the process while it gauged other large shareholders’ support for the bank’s current strategy.

Guerry questioned whether the bank held its own four candidates of choice to the same standard for qualifications. For instance, he said a bank-supported nominee to fill an upcoming vacancy, Kim VanGelder, “appears to have zero bank or public company board experience, and her operating company history has been with Eastman Kodak,” which he noted filed for Chapter 11 bankruptcy. Kodak has since emerged from bankruptcy.

Guerry defended his credentials, saying his firm has solely invested in banks for the past 12 years, and that he had served on the board of a public bank, Hampden Bancorp. He has criticized two significant acquisitions Financial Institutions made: the Amherst-based Scott Danahy Naylon insurance agency and Courier Capital Partners. He claimed the two deals diluted shareholder value, and their earn-back periods were far too long.

Guerry and Philen were nominated for board seats by MHC Mutual Conversion Fund Group, which is affiliated with Clover. After their names were submitted, Financial Institutions floated a compromise to Guerry: appointing to the board a director mutually who was acceptable to both the bank and MHC, but who didn’t have a relationship with either.

Guerry said he believed that was a “feigned attempt” to avoid a proxy fight, and rejected the bank’s idea that the person chosen for the board “must share the current board’s focus on the ‘long-term.’” Such a stipulation, he said, would narrow the list of possible choices. “We vehemently believe it is an independent and major shareholder’s point of view that is desperately needed in the boardroom.”

Three times in his letter, Guerry said his firm, Clover Partners, owned more Financial Institutions shares – nearly 796,000, representing about 5.5 percent of all shares – than all of the bank’s board members combined, to reinforce his point that his firm’s voice ought to be heard.

Guerry proposed his own compromise with the bank: “If (Financial Institutions) would like to avert a proxy contest, we would be prepared to discuss adding both of our candidates instead of seeking to replace any of the board’s handpicked nominees.”

Financial Institutions said Clover began accumulating shares in the bank on Aug. 11, 2015, with the purchase of 10,000 shares. Since then, the bank’s stock has risen 19 percent, closing at $28.30 on Thursday. Guerry contended some of that increase was spurred last December when Clover publicly called for the bank should stop making acquisitions and sell itself to a larger bank. Guerry said that was a sign that the market “views our involvement favorably,” noting that the KBW Nasdaq Bank index fell during the same time period.

In an interview, Guerry said both he and Philen plan to attend the June 3 meeting in Warsaw, and will launch their own effort to reach out to shareholders to support their election to the board.

“We have a high degree of confidence that we’re going to win,” he said.